Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2015, except for paragraphs 3 and 4 in Note 11, as to which the date is September 9, 2015, in the Registration Statement (Form S-1) and related Prospectus of Ballast Point Brewing & Spirits, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

October 19, 2015